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                                                                      EXHIBIT 11

             SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES

          COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                    YEARS ENDED DECEMBER 1996, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1996       1997       1998
                                                              -------    -------    -------
Basic earnings per share (1):
  Net income per common share...............................  $  0.37    $  0.44    $  0.72
                                                              =======    =======    =======
  Weighted average number of shares outstanding.............   37,165     38,956     40,909
                                                              =======    =======    =======
Diluted earnings per share (1):
  Net income per common share...............................  $  0.35    $  0.42    $  0.69
                                                              =======    =======    =======
Shares:
  Weighted average number of shares outstanding.............   37,165     38,956     40,909
                                                              =======    =======    =======
  Effect of dilutive options................................    2,533      1,692      1,588
                                                              =======    =======    =======
Adjusted weighted average number of shares outstanding......   39,698     40,648     42,497
                                                              =======    =======    =======

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(1) Results for all periods prior to the acquisitions have been restated for the acquisitions of Intrusion Detection, Inc., DynaSoft AB and RSA Data
    Security, Inc., respectively, which have been accounted for as poolings of interests.

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